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EXHIBIT 11

YOUNG BROADCASTING INC. AND SUBSIDIARIES
RE COMPUTATION OF PER SHARE EARNINGS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30 2001	September 30 2002	September 30 2001	September 30 2002
Shares of common stock outstanding for the entire period	19,597,473	19,666,094	16,546,190	19,634,016
Issuance of 35,691 and 47,573 shares of common stock to the company's defined contribution plan in 2001 and 2002	8,308	12,664	20,162	28,143
Issuance of 27,550 and 250 shares of common stock upon exercise of options in 2001 and 2002	436	—	22,981	235
Issuance of 5,669 shares of common stock to the Company's Employee stock purchase plan in 2002	—	5,546	—	1,869
Issuance of 3,000,000 shares of common stock	—	—	1,109,890	—

Weighted average shares of common stock outstanding	19,606,217	19,684,304	17,699,224	19,664,263
Diluted effect of 3,749,451 options in 2002 expected to be exercised under the treasury stock method using the weighted average market price of the company's shares of common stock	—	—	—	117,002

Total diluted weighted average shares of common stock for the period	19,606,217	19,684,304	17,699,224	19,781,265

(Loss) income from continuing operations before cumulative effect of accounting change	$(15,183,075)	$(13,691,783)	$(51,757,522)	$59,930,465
Discontinued operations:
Income from discontinued operations, net	1,747,963	353,465	2,232,937	3,551,500
Gain on sale of station, net	—	4,488,733	—	139,554,079

(Loss) income before cumulative effect of accounting change	(13,435,112)	(8,849,585)	(49,434,585)	203,036,044
Cumulative effect of accounting change, net	—	—	—	(268,713,885)

Net (loss) income	$(13,435,112)	$(8,849,585)	$(49,434,585)	(65,677,841)

Basic (loss) income per common share:
(Loss) income from continuing operations	$(0.77)	$(0.70)	$(2.92)	$3.05
Income from discontinued operations, net	0.09	0.02	0.13	0.18
Gain on sale of station, net	—	0.23	—	7.10
Cumulative effect of accounting change, net	—	—	—	(13.67)

Net (loss) income per common share	$(0.68)	$(0.45)	$(2.79)	$(3.34)

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.77)	$(0.70)	$(2.92)	$3.03
Income from discontinued operations, net	0.09	0.02	0.13	0.18
Gain on sale of station, net	—	0.23	—	7.05
Cumulative effect of accounting change, net	—	—	—	(13.58)

Net (loss) income per common share	$(0.68)	$(0.45)	$(2.79)	$(3.32)

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  EXHIBIT 11
YOUNG BROADCASTING INC. AND SUBSIDIARIES RE COMPUTATION OF PER SHARE EARNINGS